Exhibit 5.2 and Exhibit 23.3



December 7, 1999

Infinity Broadcasting Corporation
40 West 57th Street
New York, NY  10019


Gentlemen:

Re:  Outdoor Systems, Inc. 401(k) Plan
---------------------------------------

As tax counsel to Infinity Broadcasting Corporation, I advise you as follows in connection with the above-referenced Plan:

By the letter dated January 8, 1998, the Internal Revenue
Service determined that the Outdoor Systems, Inc. 401(k)
Plan met the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended.

I know that I am referred to in Item 5, Part II of the Registration Statement on Form S-8 relating to Infinity
Class A Common Stock. I hereby consent to such use of my name in such Registration Statement and to the use of this opinion for filing as Exhibit 5.2 to such Registration
Statement.

Very truly yours,

/s/  Vernon J. Carpenter
------------------------
Vernon J. Carpenter
Tax Counsel for Infinity